Titan Machinery Inc. Announces Results for Fiscal First Quarter Ended April 30, 2016

- Revenue for Fiscal First Quarter of 2017 was $285 million -
- Company Exceeds First Quarter FY 2017 Aged Equipment Inventory Reduction Plan Goal -
- Company Completed Previously-Announced $30 Million Senior Convertible Notes Repurchase -
- Company Reiterates Full Year Fiscal 2017 Modeling Assumptions -

West Fargo, ND – May 26, 2016 – Titan Machinery Inc. (Nasdaq: TITN), a leading network of full-service agricultural and construction equipment stores, today reported financial results for the fiscal first quarter ended April 30, 2016.

Fiscal 2017 First Quarter Results
For the first quarter of fiscal 2017, revenue was $284.9 million, compared to $353.2 million in the first quarter last year. Equipment sales were $184.9 million for the first quarter of fiscal 2017, compared to $245.0 million in the first quarter last year. Parts sales were $57.5 million for the first quarter of fiscal 2017, compared to $61.5 million in the first quarter last year. Revenue generated from service was $31.0 million for the first quarter of fiscal 2017, compared to $32.9 million in the first quarter last year. Revenue from rental and other was $11.5 million for the first quarter of fiscal 2017, compared to $13.8 million in the first quarter last year.

Gross profit for the first quarter of fiscal 2017 was $53.5 million, compared to $60.4 million in the first quarter last year, primarily reflecting a decrease in revenue. The Company’s gross profit margin was 18.8% in the first quarter of fiscal 2017, compared to 17.1% in the first quarter last year. This increase in gross profit margin was mainly due to an increase in equipment margins and the change in gross profit mix to the Company's higher-margin parts and service businesses. Gross profit from parts, service and rental and other for the first quarter of fiscal 2017 was 72.8% of overall gross profit, compared to 70.3% in the first quarter last year.

Operating expenses decreased by $2.6 million to $54.5 million, or 19.1% of revenue, for the first quarter of fiscal 2017, compared to $57.1 million, or 16.2% of revenue, for the first quarter of last year. The increase in operating expenses as a percentage of revenue was primarily due to the decrease in total revenue in the first quarter of fiscal 2017, as compared to the first quarter of fiscal 2016.

Floorplan interest expense was $3.7 million for the first quarter of fiscal 2017, compared to $4.6 million in the first quarter of fiscal 2016. The decrease in floorplan interest expense is primarily due to a decrease in the average level of interest-bearing inventory in the first quarter of fiscal 2017. Other interest expense decreased from $3.8 million in the first quarter of fiscal 2016 to $1.0 million in the first quarter of fiscal 2017, primarily due to a gain of $2.1 million recognized upon the repurchase of $30.1 million of our senior convertible notes in April 2016.

In the first quarter of fiscal 2017, the Company generated $1.7 million in adjusted EBITDA, compared to $5.1 million in the first quarter of last year. The Company includes floorplan interest expense in its EBITDA calculation.

Pre-tax loss for the first quarter of fiscal 2017 was $5.8 million, compared to loss of $8.8 million in the first quarter of last year. Adjusted pre-tax results for the first quarter are as follows:

•
Total Company: Loss of $7.5 million for the first quarter of fiscal 2017, which excludes the $2.1 million gain on the senior convertible notes repurchase, compared to loss of $4.6 million in the first quarter last year.

•	Agriculture segment: Loss of $3.9 million for the first quarter of fiscal 2017, compared to loss of $0.4 million in the first quarter last year.

•	Construction segment: Loss of $2.0 million for the first quarter of fiscal 2017, compared to loss of $2.9 million in the first quarter last year.

•	International segment: Loss of $0.3 million for the first quarter of fiscal 2017, compared to loss of $2.3 million in the first quarter last year.

Net loss attributable to common stockholders for the first quarter of fiscal 2017 was $3.6 million, or loss per diluted share of $0.17, compared to a loss of $6.2 million, or $0.29 per diluted share, for the first quarter of fiscal 2016. Excluding all non-GAAP adjustments, adjusted net loss attributable to common stockholders for the first quarter of fiscal 2017 was $4.5 million, or $0.21 per diluted share, compared to a loss of $2.9 million, or $0.13 per diluted share, for the first quarter of fiscal 2016.

Balance Sheet and Cash Flow
The Company ended the first quarter of fiscal 2017 with cash of $63.8 million. The Company’s inventory level was $684.8 million as of April 30, 2016, compared to $689.5 million as of January 31, 2016. This inventory decrease includes a $6.0 million reduction in equipment inventory, which reflects a $20.9 million or 7.8% decrease in used equipment inventory, partially offset by a seasonal increase of new equipment inventory of $15.0 million. The Company had $446.3 million outstanding floorplan payables on $1.0 billion total discretionary floorplan lines of credit as of April 30, 2016, compared to $444.8 million outstanding as of January 31, 2016.

In April 2016, the Company repurchased $30.1 million face value ($27.1 million carrying value) of its senior convertible notes with $25.0 million in cash, and recognized a pre-tax gain of $2.1 million in the first quarter of fiscal 2017. This gain is not considered in the modeling assumptions discussed below as the Company considers it an adjustment to GAAP income (loss). This debt reduction improved the Company's ratio of total liabilities to tangible net worth to 2.0 as of April 30, 2016 from 2.1 as of January 31, 2016.

In the first three months of fiscal 2017, the Company’s net cash used for operating activities was $24.9 million on a GAAP basis. The Company evaluates its cash flow from operating activities net of all floorplan payable activity and maintaining a constant level of equity in our equipment inventory. Taking these adjustments into account, adjusted net cash used for operating activities was $5.8 million in the first three months of fiscal 2017, compared to adjusted net cash provided by operating activities of $7.8 million in first three months of fiscal 2016.

Management Comments
David Meyer, Titan Machinery’s Chairman and Chief Executive Officer, stated, "First quarter financial results were in-line with our expectations and we are on track to achieve our $100 million inventory reduction goal and modeling assumptions for fiscal 2017. As expected, we continue to face headwinds in the agricultural and construction segments, but believe we are well positioned to generate positive adjusted operating cash flow for fiscal 2017 due to improvements we have made in our operating expenses and planned reduction in our inventory."

Mr. Meyer continued, "We are confident we are taking the necessary steps to navigate through this challenging environment and are ahead of schedule in the marketing of our aged inventory, having sold $25 million of the $74 million targeted aged equipment inventory in the first quarter of fiscal 2017, which exceeded our first quarter target of $22 million. The deleveraging that we've accomplished in the past couple years and our expected continued operating cash flow enabled us to buy back $30.1 million of our senior convertible notes ahead of the maturity date and at a meaningful discount. This transaction further strengthened our balance sheet while providing a positive financial gain to our stockholders in the first quarter of fiscal 2017."

Fiscal 2017 Modeling Assumptions
The Company is reiterating the following modeling assumptions for fiscal 2017 that it believes will provide investors with relevant information about expectations regarding financial results and business trends:

•	Agriculture Same Store Sales Down 13% to 18%

•	Construction Same Store Sales Flat

•	International Same Store Sales Flat

•	Equipment Margins Between 7.7% and 8.3%

•	Adjusted Diluted EPS Range from Slight Loss to Break-Even

Conference Call and Presentation Information
The Company will host a conference call and audio webcast today at 7:30 a.m. Central time (8:30 a.m. Eastern time). A copy of the presentation that will accompany the prepared remarks from the conference call is available on the Company’s website under Investor Relations at www.titanmachinery.com. An archive of the audio webcast will be available on the Company’s website under Investor Relations at www.titanmachinery.com for 30 days following the audio webcast.

Investors interested in participating in the live call can dial (888) 312-3048 from the U.S. International callers can dial (719) 325-2177. A telephone replay will be available approximately two hours after the call concludes and will be available through Thursday, June 9, 2016, by dialing (877) 870-5176 from the U.S., or (858) 384-5517 from international locations, and entering confirmation code 5124452.

Non-GAAP Financial Measures
Within this release, the Company makes reference to certain adjusted financial measures, which have directly comparable GAAP financial measures as identified in this release. These adjusted measures are provided so that investors have the same financial data that management uses with the belief that it will assist the investment community in properly assessing the underlying performance of the Company for the periods being reported. This includes adjusted EBITDA, which the Company defines as net income (loss) including noncontrolling interest, adjusted for net interest (excluding floorplan interest expense), income taxes, depreciation, amortization, and items included in its non-GAAP pre-tax income (loss) reconciliation for each of the respective periods. The presentation of this additional information is not meant to be considered a substitute for measures prepared in accordance with GAAP. Investors are encouraged to review the reconciliations of adjusted financial measures used in this press release to their most directly comparable GAAP financial measures as provided with the financial statements attached to this press release.

About Titan Machinery Inc.
Titan Machinery Inc., founded in 1980 and headquartered in West Fargo, North Dakota, is a multi-unit business with mature locations and newly-acquired locations. The Company owns and operates a network of full service agricultural and construction equipment stores in the United States and Europe. The Titan Machinery network consists of 91 North American dealerships in North Dakota, South Dakota, Iowa, Minnesota, Montana, Nebraska, Wyoming, Wisconsin, Colorado, Arizona, and New Mexico, including one outlet store, and 17

European dealerships in Romania, Bulgaria, Serbia, and Ukraine. The Titan Machinery dealerships represent one or more of the CNH Industrial Brands (CNHI), including CaseIH, New Holland Agriculture, Case Construction, New Holland Construction, and CNH Capital. Additional information about Titan Machinery Inc. can be found at www.titanmachinery.com.

Forward Looking Statements
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “potential,” “believe,” “estimate,” “expect,” “intend,” “may,” “could,” “will,” “plan,” “anticipate,” and similar words and expressions are intended to identify forward-looking statements. Such statements are based upon the current beliefs and expectations of our management. Forward-looking statements made herein, which include statements regarding Agriculture, Construction, and International segment initiatives and improvements, segment revenue realization, growth and profitability expectations, inventory expectations, leverage expectations, agricultural and construction equipment industry conditions and trends, and modeling assumptions and expected results of operations for the fiscal year ending January 31, 2017, involve known and unknown risks and uncertainties that may cause Titan Machinery’s actual results in current or future periods to differ materially from the forecasted assumptions and expected results. The Company’s risks and uncertainties include, among other things, a substantial dependence on a single distributor, the continued availability of organic growth and acquisition opportunities, potential difficulties integrating acquired stores, industry supply levels, fluctuating agriculture and construction industry economic conditions, the success of recently implemented initiatives within the Company’s operating segments, the uncertainty and fluctuating conditions in the capital and credit markets, difficulties in conducting international operations, foreign currency risks, governmental agriculture policies, seasonal fluctuations, the ability of the Company to reduce inventory levels, climate conditions, disruption in receiving ample inventory financing, and increased competition in the geographic areas served. These and other risks are more fully described in Titan Machinery’s filings with the Securities and Exchange Commission, including the Company’s most recently filed Annual Report on Form 10-K, as updated in subsequently filed Quarterly Reports on Form 10-Q, as applicable. Titan Machinery conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Titan Machinery’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Other than required by law, Titan Machinery disclaims any obligation to update such factors or to publicly announce results of revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Investor Relations Contact:
ICR, Inc.
John Mills, jmills@icrinc.com
Partner
646-277-1254

TITAN MACHINERY INC.
Consolidated Balance Sheets
(in thousands, except per share data)
(Unaudited)

	April 30, 2016	January 31, 2016
Assets
Current Assets
Cash	$63,782	$89,465
Receivables, net	55,389	56,552
Inventories	684,829	689,464
Prepaid expenses and other	6,686	9,753
Income taxes receivable	11,862	13,011
Total current assets	822,548	858,245
Noncurrent Assets
Intangible assets, net of accumulated amortization	5,091	5,134
Property and equipment, net of accumulated depreciation	177,082	183,179
Other	1,322	1,317
Total noncurrent assets	183,495	189,630
Total Assets	$1,006,043	$1,047,875

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$18,322	$16,863
Floorplan payable	446,304	444,780
Current maturities of long-term debt	13,333	1,557
Customer deposits	16,769	31,159
Accrued expenses	27,245	28,914
Income taxes payable	38	152
Total current liabilities	522,011	523,425
Long-Term Liabilities
Senior convertible notes	108,105	134,145
Long-term debt, less current maturities	26,223	38,409
Deferred income taxes	10,809	11,135
Other long-term liabilities	2,269	2,412
Total long-term liabilities	147,406	186,101
Stockholders' Equity
Common stock	—	—
Additional paid-in-capital	243,736	242,491
Retained earnings	95,842	99,526
Accumulated other comprehensive loss	(3,559)	(4,461)
Total Titan Machinery Inc. stockholders' equity	336,019	337,556
Noncontrolling interest	607	793
Total stockholders' equity	336,626	338,349
Total Liabilities and Stockholders' Equity	$1,006,043	$1,047,875

TITAN MACHINERY INC.
Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended April 30,
	2016	2015
Revenue
Equipment	$184,874	$244,983
Parts	57,509	61,520
Service	30,992	32,902
Rental and other	11,485	13,791
Total Revenue	284,860	353,196
Cost of Revenue
Equipment	170,324	227,033
Parts	40,501	43,571
Service	11,600	11,360
Rental and other	8,887	10,797
Total Cost of Revenue	231,312	292,761
Gross Profit	53,548	60,435
Operating Expenses	54,502	57,110
Impairment and Realignment Costs	247	1,601
Income (Loss) from Operations	(1,201)	1,724
Other Income (Expense)
Interest income and other income (expense)	137	(2,124)
Floorplan interest expense	(3,743)	(4,599)
Other interest expense	(993)	(3,827)
Income (Loss) Before Income Taxes	(5,800)	(8,826)
Provision for (Benefit from) Income Taxes	(1,942)	(1,936)
Net Income (Loss) Including Noncontrolling Interest	(3,858)	(6,890)
Less: Net Income (Loss) Attributable to Noncontrolling Interest	(174)	(586)
Net Income (Loss) Attributable to Titan Machinery Inc.	(3,684)	(6,304)
Net (Income) Loss Allocated to Participating Securities - Note 1	68	105
Net Income (Loss) Attributable to Titan Machinery Inc. Common Stockholders	$(3,616)	$(6,199)

Earnings (Loss) per Share - Diluted	$(0.17)	$(0.29)
Weighted Average Common Shares - Diluted	21,203	21,044

TITAN MACHINERY INC.
Consolidated Condensed Statements of Cash Flows
(in thousands)
(Unaudited)

	Three Months Ended April 30,
	2016	2015
Operating Activities
Net income (loss) including noncontrolling interest	$(3,858)	$(6,890)
Adjustments to reconcile net income (loss) including noncontrolling interest to net cash provided by (used for) operating activities
Depreciation and amortization	6,208	6,667
Other, net	(241)	3,171
Changes in assets and liabilities
Inventories	9,422	522
Manufacturer floorplan payable	(26,996)	12,980
Other working capital	(9,409)	(2,144)
Net Cash Provided by (Used for) Operating Activities	(24,874)	14,306
Investing Activities
Property and equipment purchases	(1,612)	(2,282)
Proceeds from sale of property and equipment	892	634
Other, net	48	198
Net Cash Used for Investing Activities	(672)	(1,450)
Financing Activities
Net change in non-manufacturer floorplan payable	25,117	(30,001)
Repurchase of Senior Convertible Notes	(24,983)	—
Net proceeds from (payments on) long-term debt borrowings	(526)	(4,876)
Other, net	(158)	(443)
Net Cash Used for Financing Activities	(550)	(35,320)
Effect of Exchange Rate Changes on Cash	413	(709)
Net Change in Cash	(25,683)	(23,173)
Cash at Beginning of Period	89,465	127,528
Cash at End of Period	$63,782	$104,355

TITAN MACHINERY INC.
Segment Results
(in thousands)
(Unaudited)

	Three Months Ended April 30,
	2016	2015	% Change
Revenue
Agriculture	$178,807	$239,855	(25.5)%
Construction	78,001	81,171	(3.9)%
International	28,052	32,170	(12.8)%
Total	$284,860	$353,196	(19.3)%

Income (Loss) Before Income Taxes
Agriculture	$(3,758)	$(1,086)	(246.0)%
Construction	(2,044)	(3,565)	42.7%
International	(517)	(4,371)	88.2%
Segment income (loss) before income taxes	(6,319)	(9,022)	30.0%
Shared Resources	519	196	164.8%
Total	$(5,800)	$(8,826)	34.3%

TITAN MACHINERY INC.
Non-GAAP Reconciliations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended April 30,
	2016	2015
Pre-Tax Income (Loss)
Income (Loss) Before Income Taxes	$(5,800)	$(8,826)
Non-GAAP Adjustments
Gain on Repurchase of Senior Convertible Notes	(2,102)	—
Debt Issuance Cost Write-Off	—	539
Realignment / Store Closing Costs	247	1,601
Ukraine Remeasurement	195	2,040
Total Non-GAAP Adjustments	(1,660)	4,180
Adjusted Pre-Tax Income (Loss)	$(7,460)	$(4,646)

Adjusted EBITDA (Loss)
Net Income (Loss) Including Noncontrolling Interest	$(3,858)	$(6,890)
Adjustments
Interest Expense, Net of Interest Income	2,931	3,097
Provision for (Benefit from) Income Taxes	(1,942)	(1,936)
Depreciation and amortization	6,208	6,667
Total Non-GAAP Adjustments to Pre-Tax Income (Loss)	(1,660)	4,180
Total Adjustments	5,537	12,008
Adjusted EBITDA (Loss)	$1,679	$5,118

Net Income (Loss) Attributable to Titan Machinery Inc. Common Stockholders
Net Income (Loss) Attributable to Titan Machinery Inc. Common Stockholders	$(3,616)	$(6,199)
Non-GAAP Adjustments (1)
Gain on Repurchase of Senior Convertible Notes	(1,238)	—
Debt Issuance Cost Write-Off	—	318
Realignment / Store Closing Costs	145	945
Ukraine Remeasurement	191	2,006
Total Non-GAAP Adjustments	(902)	3,269
Adjusted Net Income (Loss) Attributable to Titan Machinery Inc. Common Stockholders	$(4,518)	$(2,930)

Earnings (Loss) per Share - Diluted
Earnings (Loss) per Share - Diluted	$(0.17)	$(0.29)
Non-GAAP Adjustments (1)
Gain on Repurchase of Senior Convertible Notes	(0.06)	—
Debt Issuance Cost Write-Off	—	0.02
Realignment / Store Closing Costs	0.01	0.04
Ukraine Remeasurement	0.01	0.10
Total Non-GAAP Adjustments	(0.04)	0.16
Adjusted Earnings (Loss) per Share - Diluted	$(0.21)	$(0.13)

(1) Adjustments are net of the impact of amounts related to income taxes, attributable to noncontrolling interests, and allocated to participating securities.

Net Cash Provided By (Used For) Operating Activities
Net Cash Provided by (Used for) Operating Activities	$(24,874)	$14,306
Net Change in Non-Manufacturer Floorplan Payable	25,117	(30,001)
Adjustment for Constant Equity in Inventory	(6,004)	23,470
Adjusted Net Cash Provided By (Used For) Operating Activities	$(5,761)	$7,775